Exhibit 99.1

NEWS RELEASE

Nabors Announces Preliminary Operating Results for the Quarter Ended June 30, 2024

HAMILTON, Bermuda, July 17, 2024 /PRNewswire/-- Nabors Industries Ltd. (NYSE: NBR) (“Nabors” or “the Company”) announced today certain preliminary operating results for the second quarter ended June 30, 2024.

Nabors preliminary results for the second quarter continued to highlight the ongoing international expansion and relatively stable activity and pricing in its U.S. markets. Revenue and EBITDA estimates met the Company’s expectations with adjusted free cash flow somewhat stronger than anticipated. The Company expects that for the three months ended June 30, 2024: (i) operating revenue to be approximately $735 million, (ii) income (loss) before income taxes of between ($5) million and $5 million, (iii) adjusted EBITDA of approximately $218 million and (iv) adjusted free cash flow of between $55 million and $60 million. During the same quarter, Nabors averaged 68.7 rigs operating in the Lower 48 at an average gross margin of $15,598 per rig day and averaged 84.4 rigs operating internationally at an average gross margin of $16,050 per rig day. Nabors plans to release its full second-quarter financial results after the market closes on July 23, 2024, followed by its previously announced earnings conference call at 10:00 a.m. CT on Wednesday, July 24, 2024.

Nabors is currently finalizing its financial results for the three and six months ended June 30, 2024. The financial results discussed above and below for the three months ended June 30, 2024 are preliminary, based upon estimates and subject to completion of financial and operating closing procedures. Such preliminary operating results do not represent a comprehensive statement of financial results or operating metrics for this period and actual results and metrics may differ materially from these estimates following the completion of Nabors’ financial and operating closing procedures, or as a result of other adjustments or developments that may arise before the results for this period are finalized. In addition, even if actual results and metrics are consistent with these preliminary results, those results or developments may not be indicative of results or developments in subsequent periods.

Nabors has provided a range for certain of the preliminary results described above because the financial closing procedures for the quarter ended June 30, 2024 are not yet complete. As a result, there is a possibility that Nabors’ final results will vary from these preliminary estimates. Nabors currently expects that its financial results will be within the ranges described above. It is possible, however, that final results will not be within the ranges currently estimated.

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

NEWS RELEASE

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Adjusted EBITDA represents income (loss) from continuing operations before income taxes, interest expense, depreciation and amortization expenses, investment income (loss), and other, net. In addition, adjusted EBITDA excludes certain cash expenses that Nabors is obligated to make.

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets. Management believes that adjusted free cash flow is an important liquidity measure for Nabors and that it is useful to investors and management as a measure of Nabors’ ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies.

Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated company based on several criteria, including Adjusted EBITDA and adjusted free cash flow, because it believes that these financial measures accurately reflect Nabors’ ongoing profitability and performance. Securities analysts and investors also use these measures as some of the metrics on which they analyze Nabors’ performance. Other companies in this industry may compute these measures differently. Reconciliations of consolidated adjusted EBITDA and adjusted free cash flow, are included in the tables below.

Nabors Industries Ltd. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Three Months Ended June 30, 2024
Income (loss) from continuing operations before income taxes	$ (5) - 5
Depreciation and amortization	160
Investment (income) loss	(8)
Interest expense	51
Other, net	10 - 20
Adjusted EBITDA	$218

Cash provided by operating activities	$ 185 - 195
Capital expenditures, net of proceeds from sales of assets	(130) - (135)
Adjusted free cash flow	$ 55 - 60

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Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com.